Exhibit 4.27

EXECUTION COPY

AMENDMENT NO. 1 TO AMENDED AND RESTATED CREDIT AGREEMENT

This Amendment No. 1 to Amended and Restated Credit Agreement (this “Amendment”) is entered into as of November 5, 2004, by and among Midas International Corporation, a Delaware corporation, and the other borrowers listed on the signature pages hereto (collectively, the “Borrowers” and individually, a “Borrower”), the Lenders and Bank One, NA, as LC Issuer, Swing Line Lender and Agent (the “Agent”).

RECITALS

A. The Borrowers, the lenders party thereto (the “Lenders”), the Agent, National City Bank of Michigan/Illinois, as syndication agent, and LaSalle Bank National Association, as documentation agent, are party to that certain Amended and Restated Credit Agreement dated as of March 16, 2004 (the “Credit Agreement”). Unless otherwise specified herein, capitalized terms used in this Amendment shall have the meanings ascribed to them by the Credit Agreement.

B. The Borrowers have requested that the Agent and the Lenders amend the Credit Agreement.

C. The Agent and the Lenders are willing to amend the Credit Agreement on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual execution hereof and other good and valuable consideration, the parties hereto agree as follows:

1. Amendments to Credit Agreement.

(a) Article I of the Credit Agreement is hereby amended by:

(i) deleting the definition of “Consolidated Excess Cash Flow” in its entirety.

(ii) inserting the following defined terms in alphabetical order:

““EMB Asset Sale” means, collectively, the sale by the applicable Loan Parties of the following assets in connection with the Loan Parties’ exit from the exhaust manufacturing business: (1) the real and personal property related to the exhaust distribution facilities located at 4101 W. 42nd Place and 4235 W. 42nd Place, Chicago, Illinois, together with the unimproved real property located at 4316-4330 S. Keeler, Chicago, Illinois, (2) the real and personal property related to the exhaust manufacturing facility located at 339-345 Grant Street, Hartford, Wisconsin, (3) all interests in the “pipe bending” business of Huth, Inc.

and the real and personal property related thereto located at 339-345 Grant Street, Hartford, Wisconsin and (4) certain raw materials and inventory related to the foregoing.”

““Retail Store Restructuring” means the closing, sale and/or re-franchising of certain retail stores owned by the Loan Parties.

(iii) deleting the following definition in its entirety and replacing it with the following:

““Consolidated EBITDA” means, Consolidated Net Income plus, (a) to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for income taxes paid or accrued, (iii) depreciation, (iv) amortization, (v) with respect to fiscal year 2004 only, special charges related to the prepayment of Indebtedness of the Loan Parties in an aggregate amount not to exceed $4,700,000, (vi) special charges and extraordinary losses associated with the EMB Asset Sale in an aggregate amount not to exceed $12 million and (vii) special charges and extraordinary losses associated with the Retail Store Restructuring in an aggregate amount not to exceed $6 million and minus, (b) to the extent included in Consolidated Net Income, (i) extraordinary gains realized other than in the ordinary course of business and (ii) any gains realized in connection with the EMB Asset Sale and/or the Retail Store Restructuring to the extent realized subsequent to the incurrence of the special charges and extraordinary losses described in clauses (vi) and (vii) above, all calculated for Parent and its Subsidiaries on a consolidated basis.”

(iv) amending the definition of “Permitted Dispositions” by inserting the word “and” immediately before clause (h), by deleting the word “and” immediately prior to clause letter (i) and deleting clause letter (i) in its entirety (including subclauses (i) and (ii) thereof).

(b) Section 2.2 of the Credit Agreement is hereby amended by deleting the payment schedule contained therein in its entirety and replacing it with the following:

PAYMENT DATE	AMOUNT
December 31, 2004	$1,500,000
April 1, 2005	$1,500,000
July 1, 2005	$1,500,000
September 30, 2005	$1,500,000
December 30, 2005	$1,500,000
March 31, 2006	$1,500,000
June 30, 2006	$1,500,000
September 29, 2006	$1,500,000
December 29, 2006	$1,500,000
March 16, 2007	$42,750,000
or the then outstanding principal balance of the Term Loan

(c) Section 2.10(b)(i) of the Credit Agreement is hereby amended by deleting the text of Section 2.10(b)(i) in its entirety and replacing it with the following: “[Intentionally Omitted]”.

(d) Section 2.10(b)(ii) of the Credit Agreement is hereby amended by inserting the following proviso at the end of such section:

“; provided, that in any event, the Borrowers shall not be required to make any such prepayment at the end of any of the first three fiscal quarters of each fiscal year of Parent unless the aggregate of such excess Net Available Proceeds which has not previously been prepaid by Borrowers in such fiscal year is greater than or equal to $250,000”.

(e) Section 2.10(b) of the Credit Agreement is hereby amended by inserting the following proviso at the end of the first sentence of the penultimate paragraph of such section:

“; provided, that notwithstanding the foregoing, the first $15,500,000 of Net Available Proceeds arising in connection with the EMB Asset Sale shall be applied as follows: (1) the first $2,500,000 of such Net Available Proceeds shall be applied to the prepayment of the Term Loan, with such amounts applied to remaining installments thereof in inverse order of maturity, (2) the next $5,000,000 of such Net Available Proceeds shall be applied to the repayment of outstanding Revolving Credit Loans and (3) (A) 50% of the remaining amount of such Net Available Proceeds shall be applied to the prepayment of the Term Loan, with such amounts applied to remaining installments thereof in inverse order of maturity and (B) 50% of the remaining amount of such Net Available Proceeds shall be applied to the repayment of outstanding Revolving Credit Loans”.

(f) Section 2.10(b) of the Credit Agreement is hereby amended by deleting the text “Section 2.10(b)(i) and (iii)” contained in the first sentence of the third from the last paragraph of such section and replacing it with the text: “Section 2.10(b)(iii)”.

(g) Section 4.2 of the Credit Agreement is hereby amended by inserting the text “and (c)” immediately after the text “Section 4.2(a) and (b)” contained in the last paragraph of such section.

(h) Section 6.10 of the Credit Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

“Section 6.10. Dividends; Share Repurchases. Parent will not, nor will it permit any of its Subsidiaries to, declare or pay any dividends or make any distributions on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock at any time outstanding, except that (a) any Wholly-Owned Subsidiary may declare and pay dividends or make distributions to a Borrower and (b)

Parent may repurchase its capital stock so long as (i) the Fixed Charge Coverage Ratio calculated pursuant to Section 6.26.1 is greater than or equal to 1.10 to 1.0 both prior to and after giving effect to such repurchase (determined on a pro forma basis as of the last day of the most recent fiscal quarter of Parent for which financial statements are available) and (ii) no Default or Unmatured Default has occurred and is continuing or would result therefrom.”

(i) Section 6.13 of the Credit Agreement is hereby amended by inserting the following new clause (e):

“(e) The EMB Asset Sale.”

(j) Section 6.16 of the Credit Agreement is hereby amended by deleting the text in such section in its entirety and replacing it with the following: “[Intentionally Omitted]”.

(k) Section 6.23 of the Credit Agreement is hereby amended by deleting clause (y) contained therein and replacing it with the following:

“(y) Sale and Leaseback Transactions involving the facilities described in clauses (1) and/or (2) of the definition of “EMB Asset Sale”.”

(l) Section 6.26.1 of the Credit Agreement is hereby amended by inserting the following text immediately after the text “plus (vi) dividends paid in cash,” contained in such section:

“plus (vii) expenditures for the repurchase of capital stock of Parent, plus (viii) cash expenditures made (when paid) in connection with the EMB Asset Sale and the Retail Store Restructuring to the extent such expenditures are included in the “special charges and extraordinary losses” described in clauses (vi) or (vii) of the definition of “Consolidated EBITDA””.

(m) Section 6.26.3 of the Credit Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

“6.26.3 Minimum Tangible Net Worth. Parent will at all times maintain Consolidated Tangible Net Worth of not less than the sum of (a) $30,300,000, plus (b) 50% of positive Consolidated Net Income earned in each fiscal quarter ending on or after the date of determination beginning with the fiscal quarter ending April 3, 2004 (provided, that in determining Consolidated Net Income earned in any fiscal quarter for purposes of this section there shall be excluded from such determination any special charges and extraordinary losses associated with the EMB Asset Sale and the Retail Store Restructuring), minus (c) any special charges and extraordinary losses (determined on an after-tax basis) incurred by Parent and its Subsidiaries in connection with the EMB Asset Sale up to an aggregate amount not to exceed $12 million, as such amount is recalculated by Parent (and confirmed by Agent) in order to give effect to the actual tax benefit to Parent and its Subsidiaries with respect to such charges and losses, minus (d) any special charges and extraordinary losses (determined on an after-tax basis) incurred by Parent and its Subsidiaries in connection with the Retail Store Restructuring up to an aggregate amount not to exceed $6 million, as such amount is recalculated by Parent (and confirmed by Agent) in order to give effect to the actual tax benefit to Parent and its Subsidiaries with respect to such charges and losses.”

(n) Section 9.5 of the Credit Agreement is hereby amended by deleting the text “Sections 9.6, 9.10 and 10.11” in its entirety and replacing it with the text “Sections 9.5.1, 9.9 and 10.12”.

(o) Section 9.5.1(b) of the Credit Agreement is hereby amended by deleting the text “Section 9.6” contained in the last sentence thereof and replacing it with the text “Section 9.5.1”.

(p) Section 10.1 of the Credit Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

“10.1 USA PATRIOT ACT. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Act.”

(q) Section 12.3.2 of the Credit Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

“12.3.3 Consents. The consent of the Borrower Representative shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund, provided that the consent of the Borrower Representative shall not be required if a Default has occurred and is continuing or in connection with the physical settlement of a credit derivative transaction. The consent of the Agent shall be required prior to an assignment becoming effective unless the Purchaser is a Lender with a Revolving Credit Commitment (in the case of an assignment of a Revolving Credit Commitment) or is a Lender, an Affiliate of a Lender or an Approved Fund (in the case of an assignment of any other Commitment or Loans). The consent of the LC Issuer shall be required prior to an assignment of a Commitment becoming effective. Any consent required under this Section 12.3.2 shall not be unreasonably withheld or delayed.”

(r) Section 12.4 of the Credit Agreement is hereby amended by deleting the text “Section 9.11” contained therein and replacing it with the text “Section 9.10”.

(s) The Pricing Schedule to the Credit Agreement is hereby amended and restated in its entirety as set forth on Schedule 1 hereto.

2. Representations and Warranties of the Borrowers. Each Borrower represents and warrants that:

(a) The execution, delivery and performance by such Borrower of this Amendment have been duly authorized by all necessary corporate action and that this

Amendment is a legal, valid and binding obligation of such Borrower enforceable against such Borrower in accordance with its terms, except as the enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law);

(b) Each of the representations and warranties contained in the Credit Agreement is true and correct in all material respects on and as of the date hereof as if made on the date hereof, except to the extent that any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date; and

(c) After giving effect to this Amendment, no Default or Unmatured Default has occurred and is continuing.

3. Effective Date. This Amendment shall become effective upon satisfaction of the following conditions:

(a) Executed Amendment. Receipt by the Agent of duly executed counterparts of this Amendment from the Borrowers and each Lender.

(b) Fee Letter. Receipt by the Agent of a Fee Letter executed by the Borrowers and the payment by the Borrowers to the Agent of the fees required to be paid to Agent as set forth therein.

(c) Amendment Fee. The Borrowers shall have paid to the Agent, for the benefit of the Lenders party hereto, an amendment fee in an amount equal to 12.5 basis points on each such Lender’s Commitment.

4. Reference to and Effect Upon the Credit Agreement.

(a) The Credit Agreement and the other Loan Documents shall remain in full force and effect, and the execution, delivery and effectiveness of this Amendment shall not operate as a waiver or forbearance of any Default or Unmatured Default or any right, power or remedy of the Agent or any Lender under the Credit Agreement or any of the other Loan Documents, or constitute a consent, waiver or modification with respect to any provision of the Credit Agreement or any of the other Loan Documents, and each Borrower hereby fully ratifies and affirms each Loan Document to which it is a party.

(b) Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of similar import shall mean and be a reference to the Credit Agreement as amended hereby.

5. Costs and Expenses. The Borrowers hereby affirm their joint and several obligation under Section 9.5.1 of the Credit Agreement to reimburse the Agent for all reasonable costs and out-of-pocket expenses paid or incurred by the Agent in connection with the preparation, negotiation, execution and delivery of this Amendment, including but not limited to the reasonable fees and expenses of attorneys for the Agent with respect thereto.

6. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

7. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purposes.

8. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all such counterparts shall constitute one and the same instrument.

9. Reaffirmation of Guaranty. Each of the Guarantors and the Canadian Guarantors hereby reaffirms its obligations under the Guaranty and the Canadian Guaranty, respectively.

[signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

BORROWERS:

MIDAS INTERNATIONAL CORPORATION, a Delaware corporation, individually and as Borrower Representative

By:	/s/ D. MATRE
Its:	Vice President and Treasurer

DEALERS WHOLESALE, INC.

By:	/s/ D. MATRE
Its:	Vice President and Treasurer

INTERNATIONAL PARTS CORPORATION

By:	/s/ D. MATRE
Its:	Vice President and Treasurer

MUFFLER CORPORATION OF AMERICA

By:	/s/ D. MATRE
Its:	Vice President and Treasurer

HUTH, INC.

By:	/s/ D. MATRE
Its:	Vice President and Treasurer

MIDAS PROPERTIES INC.

By:	/s/ D. MATRE
Its:	Vice President and Treasurer

MIDAS REALTY CORPORATION

By:	/s/ D. MATRE
Its:	Vice President and Treasurer

COSMIC HOLDINGS LLC

By:	/s/ D. MATRE
Its:	Vice President and Treasurer

COSMIC HOLDINGS CORPORATION

By:	/s/ D. MATRE
Its:	Vice President and Treasurer

GUARANTORS:

MIDAS, INC.

By:	/s/ D. MATRE
Its:	Vice President and Treasurer

MIDAS ILLINOIS INC.

By:	/s/ D. MATRE
Its:	Vice President and Treasurer

PROGRESSIVE AUTOMOTIVE SYSTEMS, INC.

By:	/s/ D. MATRE
Its:	Vice President and Treasurer

MIDAS INTERNATIONAL CORPORATION, a Wyoming corporation

By:	/s/ D. MATRE
Its:	Vice President and Treasurer

PARTS WAREHOUSE, INC.

By:	/s/ D. MATRE
Its:	Vice President and Treasurer

MIDAS CANADA INC.

By:	/s/ D. MATRE
Its:	Vice President and Treasurer

MIDAS CANADA HOLDINGS LIMITED

By:	/s/ D. MATRE
Its:	Vice President and Treasurer

MIDAS REALTY CORPORATION OF CANADA INC.

By:	/s/ D. MATRE
Its:	Vice President and Treasurer

LENDERS:

BANK ONE, NA, individually and as Agent

By:
Its:

NATIONAL CITY BANK OF THE MIDWEST (f/k/a National City Bank of Michigan/Illinois)

By:	/s/ RICHARD MICHALIK
Its:	SVP

One North Franklin St., 36th Floor Chicago, IL 60606 Attention: Richard Michalik, SVP Telephone: 312-384-4650 FAX: 312-240-0301

LASALLE BANK NATIONAL ASSOCIATION

By:	/s/ MEGHAN SCHULTZ
Its:	Officer

HARRIS TRUST AND SAVINGS BANK

By:	/s/ MARK W. PIEKOS
Its:	Vice President

BANK OF AMERICA, N.A.

By:	/s/ Illegible
Its:	Senior Vice President

THE PROVIDENT BANK

By:	/s/ RICHARD MICHALIK
Its:	SVP

One North Franklin St., 36th Floor Chicago, IL 60606 Attention: Richard Michalik, SVP Telephone: 312-384-4650 FAX: 312-240-0301

Schedule 1

PRICING SCHEDULE

APPLICABLE MARGIN	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS
Eurodollar Revolving Credit Loan Rate	1.75%	2.00%	2.25%	2.50%
Eurodollar Term Loan Rate	2.00%	2.25%	2.50%	2.75%
Floating Rate	0.00%	0.50%	0.75%	1.00%

APPLICABLE FEE RATE	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS
Commitment Fee	0.25%	0.375%	0.375%	0.50%
LC Fee	1.75%	2.00%	2.25%	2.50%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Financials” means the annual or quarterly financial statements of the Parent delivered pursuant to Section 6.1(i) or (ii).

“Level I Status” exists at any date if, as of the last day of the fiscal quarter of the Parent referred to in the most recent Financials, the Leverage Ratio is less than 1.50 to 1.00.

“Level II Status” exists at any date if, as of the last day of the fiscal quarter of the Parent referred to in the most recent Financials, (i) the Parent has not qualified for Level I Status and (ii) the Leverage Ratio is less than 2.00 to 1.00.

“Level III Status” exists at any date if, as of the last day of the fiscal quarter of the Parent referred to in the most recent Financials, (i) the Parent has not qualified for Level I Status or Level II Status and (ii) the Leverage Ratio is less than 2.50 to 1.00.

“Level IV Status” exists at any date if the Parent has not qualified for Level I Status, Level II Status or Level III Status.

“Status” means either Level I Status, Level II Status, Level III Status or Level IV Status.

The Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Parent’s Status as reflected in the then most recent Financials. Adjustments, if any, to the Applicable Margin or Applicable Fee Rate shall be effective five Business Days after the Agent has received the applicable Financials. If Parent fails to deliver the Financials to the Agent at the time required pursuant to Section 6.1, then the Applicable Margin and Applicable Fee Rate shall be the highest Applicable Margin and Applicable Fee Rate set forth in the foregoing table until five days after such Financials are so delivered.